Filed Pursuant to Rule 424(b)(3)
                                    Registration Nos. 33-64179 and 333-49647

PRICING SUPPLEMENT NO. 17, dated November 9, 1998
(To Prospectus and Prospectus Supplement, each dated November 6, 1998) (CUSIP No. 17120Q J51)

                                $5,000,000,000
                      Chrysler Financial Company L.L.C.
                         Medium-Term Notes, Series S
                               Fixed Rate Notes
                   Due 9 Months or More From Date of Issue


Principal Amount:     $100,000,000

Issue Price:          $100,000,000

Original Issue Date:  November 13, 1998

Stated Maturity:      November 15, 2001

Interest Rate:        5.69%

Interest Payment Dates: March 15 and September 15

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:  0.250%
Agent's Capacity:   [X] Agent   [ ] Principal

Net proceeds to Company (if sale to Agent as principal):

Agent:    [ ] Merrill Lynch & Co.  [X] Salomon Smith Barney
          [ ] J.P. Morgan & Co.    [ ] Other: